SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                              FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
   OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                REPORTS UNDER SECTIONS 13 AND 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                    Commission File Number 0-16748

                      INTERCARGO CORPORATION
      (Exact name of registrant as specified in its charter)

1450 EAST AMERICAN LANE, 20TH FLOOR, SCHAUMBERG, IL 60173, (847) 517-2990 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                   COMMON STOCK, $1.00 PAR VALUE
     (Title of each class of securities covered by this Form)

                              NONE
(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i) [x]            Rule 12h-3(b)(1)(i) [ ]
     Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(1)(ii) [ ]
     Rule 12g-4(a)(2)(i) [ ]            Rule 12h-3(b)(2)(i) [ ]
     Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                        Rule 15d-6     [ ]

     Approximate number of holders  of  record  as  of the certification or
notice date:   1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Intercargo Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: MAY 7, 1999



                              By: /S/ STANLEY A. GALANSKI
                                    Stanley A.  Galanski
                                    President and Chief Executive Officer